                                                                   EXHIBIT 4M

                     AMENDMENT NO. 1 TO THE SECOND AMENDED
                         AND RESTATED CREDIT AGREEMENT
                          Dated as of January 25, 1996


          THIS AMENDMENT NO. 1 TO THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT ("Amendment") is delivered on November 20, 1996, to be effective as of August 31, 1996, by and among NORAND CORPORATION (the "Borrower"), the financial institutions listed on the signature pages hereof (the "Lenders") and THE FIRST NATIONAL BANK OF CHICAGO, in its individual capacity as a Lender and as contractual representative of the Lenders (the "Agent") under that certain Second Amended and Restated Credit Agreement dated as of January 25, 1996 by and among the Borrower, the Lenders and the Agent (the "Credit Agreement"). Defined terms used herein and not otherwise defined herein shall have the meaning given to them in the Credit Agreement.

                                   WITNESSETH

          WHEREAS, the Borrower, the Lenders and the Agent are parties to the Credit Agreement; and

          WHEREAS, the Borrower, the Lenders and the Agent have agreed to amend the Credit Agreement on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders and the Agent have agreed to the following amendments to the Credit Agreement.

          1. Amendments to Credit Agreement. Effective as of August 31, 1996 and subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement is hereby amended as follows:

          1.1. Article I of the Credit Agreement is hereby amended as follows:

          1.1.1. The definition of "Aggregate Commitment" is hereby amended to delete the phrase ", and (v) for the period beginning on December 16, 1996 through the Facility Termination Date will be an amount equal to $59,500,000" now occurring therein and to substitute the following therefor:

          ", (v) for the period beginning on December 16, 1996 through March 30, 1997 will be an amount equal to $59,500,000, (vi) for the period beginning on March 31, 1997 through May 30, 1997 will be an amount equal to $57,000,000, (vii) for the period beginning on May 31, 1997 through June 29, 1997 will be an amount equal to $54,250,000, (viii) for the period beginning on June 30, 1997 through July 30, 1997 will be an amount equal to $53,250,000, (ix) for the period beginning on July

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          31, 1997 through August 30, 1997 will be an amount equal to
          $52,250,000, (x) for the period beginning on August 31, 1997 through September 14, 1997 will be an amount equal to $49,000,000, and (xi) for the period beginning on September 15, 1997 through the Facility Termination Date will be an amount equal to $48,250,000";

     and to delete the phrase "(i), (ii), (iii), (iv) and (v)" now occurring therein and substituting the following therefor: "(i) through (xi)".

          1.1.2. The definition of "Aggregate Super Super Senior Commitment" is hereby amended to insert at the end thereof, the following:

          "; provided, that the Aggregate Super Super Senior Commitment shall be permanently reduced to $0 on December 31, 1996"

          1.1.3. The definition of "Alternate Base Rate" is hereby deleted in its entirety and the following is substituted therefor:

                 "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (a) the Corporate Base Rate for such day and (b) the sum of Federal Funds Effective Rate for such day plus 1/2% per annum.

          1.1.4. The definition of "Facility Termination Date" is hereby deleted in its entirety and the following is substituted therefor:

                 "Facility Termination Date" means September 30, 1997.

          1.1.5. The definition of "Tangible Net Worth" is hereby deleted in its entirety and the following is substituted therefor:

                 "Tangible Net Worth" means for any Person, at any date of determination the consolidated stockholders' equity of such Person and its Subsidiaries determined in accordance with Agreement Accounting Principles, less their consolidated Intangible Assets, all determined as of such date; provided, however, that prior to May 31, 1997 the calculation of Tangible Net Worth with respect to the Borrower and its Subsidiaries shall exclude $4,500,000 of stockholders' equity arising from the issuance of the Settlement Stock.

          1.1.6. The following definitions shall be added in alphabetical order:

                 "ABR Margin" means, with respect to any Loan, a rate per annum determined for any day in accordance with the following table:


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



                                       Revolving    Super       Super Super
          Date             Term Loans   Loans     Senior Loans  Senior Loans
   ----------------------  ----------  ---------  ------------  ------------
   Prior to 9/15/96          1.75%       1.75%      2.75%         2.75%
   9/15/96 thru 10/14/96     2.25%       1.75%      2.75%         2.75%
   10/15/96 thru 11/14/96    2.75%       1.75%      2.75%         2.75%
   11/15/96 thru 12/14/96    3.25%       1.75%      2.75%         2.75%
   12/15/96 thru 12/30/96    3.75%       1.75%      2.75%         2.75%
   After 12/30/96            4.00%       4.00%      4.00%         4.00%


                 "Amendment Delivery Date" means November 20, 1996.

                 "Settlement Stock" means the common stock of the Borrower contemplated to be issued in settlement of pending shareholders' claims against the Borrower with respect to the litigation styled In re Norand Corporation Securities Litigation, Master File No. C95-323, pending in the United States District Court for the Northern District of Iowa, Cedar Rapids Division.

          1.2. Section 2.2(b) of the Credit Agreement is hereby amended to delete the first sentence thereof in its entirety and to substitute the following therefor:

          "The Borrower shall make ten (10) monthly amortization payments reducing the principal balance of the Term Loans by $1,000,000 on September 15, 1996, by $1,000,000 on October 15, 1996, by $1,000,000
          on November 15, 1996, by $1,000,000 on December 15, 1996, by
          $2,500,000 on March 31, 1997, by $2,750,000 on May 31, 1997, by
          $1,000,000 on June 30, 1997, by $1,000,000 on July 31, 1997, by
          $3,250,000 on August 31, 1997, and by $750,000 on September 15, 1997."

          1.3. Section 2.3 of the Credit Agreement is hereby amended to insert the following at the end thereof:

               "(v) Restructuring Fees. (a) For the account of each Lender, a restructuring fee equal to one-tenth of one percent (.10%) of such Lender's Commitments payable on the Amendment Delivery Date. Such fee shall be fully earned when due and shall be non-refundable when paid.

               (b) For the account of each Lender, a restructuring fee equal to
          (x) one-tenth of one percent (.10%) of such Lender's Commitments then in effect on each of January 31, 1997, February 28, 1997, March 31, 1997, and April 30, 1997, and (y) one-quarter of one percent (.25%) of such Lender's Commitments then in effect on June 30, 1997. Such fees shall be fully earned on such dates and shall be due and payable on the earlier of (A) June 30, 1997 or (B) the date on which the Aggregate Commitment is terminated and all of the Obligations are repaid in full. Such fees shall be non-refundable when paid."

          1.4. Section 2.14 of the Credit Agreement is hereby amended to delete the last sentence thereof in its entirety and to substitute the following therefor:

          "The Borrower shall pay interest on each Loan at a rate per annum equal to the sum of the Alternate Base Rate plus the ABR Margin applicable to such Loan."

          1.5. Section 6.4.1 of the Credit Agreement is hereby amended to delete the phrase "or (iv) $1,000,000 during the period beginning December 1, 1996 and ending December 31, 1996" now contained therein, and to substitute the following therefor:

                "or (iv) $3,000,000 during the period beginning December 1, 1996 and ending February 28, 1997 or (v) $3,000,000 during the period beginning March 1, 1997 and ending May 31, 1997 or (vi) $2,000,000 during the period beginning June 1, 1997 and ending August 31, 1997 or
          (vii) $500,000 during the period beginning September 1, 1997 and ending September 30, 1997; provided, however, that in the event that the Borrower shall have received no less than $20,000,000 in net cash proceeds of new equity capital (not including the equity capital attributable to the Settlement Stock, and any mandatory redemption terms of which equity capital shall be acceptable to the Required Lenders) raised by and/or contributed to the Borrower subsequent to the Amendment Delivery Date or of new Indebtedness subordinated to the Obligations (all of the terms of which Indebtedness, including, without limitation, maturity, amortization, covenants, defaults, remedies and subordination provisions, shall be acceptable to the Required Lenders) raised by the Borrower subsequent to the Amendment Delivery Date, the amounts in subsections (v), (vi) and (vii) above shall be increased to $3,750,000, $4,250,000 and $1,250,000, respectively"

          1.6. Section 6.4.2 of the Credit Agreement is hereby deleted in its entirety and the following is substituted therefor:

                "6.4.2. Tangible Net Worth. The Borrower will maintain, as at the last day of each fiscal quarter, (i) with respect to the fiscal quarter ending August 31, 1996, a Tangible Net Worth of not less than $28,000,000, (ii) with respect to the fiscal quarter ending November 30, 1996, a Tangible Net Worth of not less than $27,000,000, (iii) with respect to the fiscal quarter ending February 28, 1997, a Tangible Net Worth of not less than $28,000,000, (iv) with respect to the fiscal quarter ending May 31, 1997, a Tangible Net Worth of not less than $33,665,000, and (v) with respect to the fiscal quarter ending August 31, 1997, a Tangible Net Worth of not less than $36,549,000."

          1.7. Section 6.4.3 of the Credit Agreement is hereby deleted in its entirety and the following is substituted therefor:

                "6.4.3. Minimum EBITDA. The Borrower on a consolidated basis with its Subsidiaries shall have EBITDA (i) for the period beginning February 1, 1996 and


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

          ending May 31, 1996 of not less than $15,988,000, (ii) for the period beginning February 1, 1996 and ending August 31, 1996 of not less than $17,000,000, (iii) for the fiscal quarter ending on November 30, 1996 of not less than $3,705,000, (iv) for the fiscal quarter ending on February 28, 1997 of not less than $5,044,000, (v) for the fiscal quarter ending on May 31, 1997 of not less than $7,073,000, and (vi) for the fiscal quarter ending August 31, 1997 of not less than $8,564,000. Each of the amounts prescribed above in this Section
          6.4.3 will be automatically reduced by the amount of any additional restructuring charge or other expenses related to the Borrower's restructuring over and above the restructuring charge or other expenses related to the Borrower's restructuring of $5,121,000 (on a pre-tax basis) currently budgeted for January, 1996 which additional charge or expense is actually incurred or accrued subsequent to January 1, 1996 but before February 29, 1996 and during the applicable period in accordance with generally accepted accounting principles to the extent such charges or other expenses related to the Borrower's restructuring do not exceed in the aggregate for the period beginning January 1, 1996 $2,800,000 (on an after-tax basis)."

          1.8. Section 6.26 of the Credit Agreement is hereby amended to insert at the end thereof, the following:

          "The Borrower shall cause the consultant to issue monthly written reports to the Agent and the Lenders, within 30 days after the end of each month, describing in summary the Borrower's actions with respect to refinancing the facilities hereunder, except to the extent any information otherwise to be included in such report is prohibited pursuant to a confidentiality agreement. On or before December 15, 1996, the Borrower shall cause the consultant to issue to the Agent and the Lenders (i) a written report reviewing and reporting on the Borrower's 1997 business plan as delivered to the Agent and the Lenders on October 15, 1996, and (ii) a written report reviewing and reporting on the Borrower's implementation of the consultant's recommendations based on the consultant's review of the Borrower's operations and controls in connection with the original execution and delivery of this Agreement, including, without limitation, changes in internal controls, changes in accounting controls and modifications and restructuring of the Borrower's business. The Borrower shall cause the consultant to issue to the Agent and the Lenders within thirty (30) days after the close of each of the Borrower's fiscal quarters a written report describing any differences of opinion between the Borrower and the Borrower's independent certified public accountants regarding the financial reporting of the Borrower, including, without limitation, reporting of non-cash reserves."

          1.9. Article VI of the Credit Agreement is hereby amended to add at the end thereof a new Section 6.28 as follows:

               "6.28. Norand Technology Corporation. The Borrower will not permit Norand Technology Corporation (i) to engage in any operations other than the ownership and licensing (as licensor) of patents and other intellectual property in the ordinary course of business or (ii) to incur any Indebtedness or liabilities, other than liabilities as licensor incidental to its licensing agreements, liabilities incidental to its separate corporate existence, and liabilities under the Loan Documents, provided that Norand Technology Corporation may pay dividends and make distributions to the Borrower."

          1.10. Article VII of the Credit Agreement is hereby amended to add immediately after the first sentence thereof the following:

                "The Lenders and the Agent specifically waive any Defaults and Unmatured Defaults resulting from the violation prior to the Amendment Delivery Date of any provisions of Sections 6.4.1, 6.4.2 and 6.4.3 with respect to calculations made as of the end of Fiscal Year 1996."

          2. Conditions of Effectiveness. This Amendment shall become effective as of August 31, 1996, if, and only if, the Agent has received each of the following:

          (a) duly executed originals of this Amendment from the Borrower, the Agent and each of the Lenders,

          (b) duly executed originals of a Warrant Purchase Agreement from the Borrower and the Lenders in form and substance acceptable to the Lenders,

          (c) duly executed originals of warrants (the "Warrants") for the purchase of an aggregate amount of 550,000 shares of common stock of the Borrower in form and substance acceptable to the Lenders,

          (d) a reaffirmation from Norand Technology Corporation, a Delaware corporation, in form and substance acceptable to the Lenders,

          (e) a certificate, signed by the Secretary or Assistant Secretary of the Borrower, stating that there has been no change in the articles of incorporation and by-laws of the Borrower since those delivered in connection with the Credit Agreement or if there have been changes, setting forth such changes,

          (f) a certificate of good standing or qualification to do business of recent date for the Borrower from the States of Iowa, Minnesota and Delaware,

          (g) copies, certified by the Secretary or Assistant Secretary of the Borrower, of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of this Amendment, the Notes and the Warrants and related Warrant Purchase Agreement,

          (h) an incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Amendment, the Notes and the Warrants and to make borrowings hereunder, upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by the Borrower,

          (i) written opinions of Mayer Brown & Platt, special counsel to the Borrower and its Subsidiaries, and of James I. Johnson, General Counsel of the Borrower, addressed to the Lenders in form and substance reasonably acceptable to the Lenders,

          (j) for the account of each Lender, a restructuring fee equal to one-tenth of one percent (.10%) of such Lender's Commitments as in effect on the date of delivery hereof, and

          (k) such other documents, instruments and agreements as any Lender or Sidley & Austin may reasonably request.

          3. Representations and Warranties of the Borrower. The Borrower hereby represents and warrants as follows:

          (a) This Amendment and the Credit Agreement, as amended hereby, constitute legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their terms.

          (b) Upon the effectiveness of this Amendment, the Borrower hereby reaffirms all representations and warranties made in the Credit Agreement, and to the extent the same are not amended hereby, agrees that all such representations and warranties shall be deemed to have been remade as of the date of delivery of this Amendment, unless and to the extent that any such representation and warranty is stated to relate solely to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date.

          4.  Reference to and Effect on the Credit Agreement.

          (a) Upon the effectiveness of Section 1 hereof, on and after the date hereof, each reference in the Credit Agreement to "this Credit Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Credit Agreement as amended hereby.

          (b) The Credit Agreement, as amended hereby, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

          (c) Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

          5. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws (as opposed to the conflict of law provisions) of the State of Illinois.


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


          6. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

          7. Counterparts. This Amendment may be executed by one or more of the parties to the Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.


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


          IN WITNESS WHEREOF, this Amendment has been duly executed and delivered on the date first above written.


                                        NORAND CORPORATION




                                        By: N. Robert Hammer
                                           --------------------------------
                                           Name:  N. Robert Hammer
                                           Title: Chairman, President
                                                  & Chief Executive Officer



                                        THE FIRST NATIONAL BANK OF
                                        CHICAGO, as Agent


                                        By: Dennis Saletta
                                           --------------------------------
                                           Name:  Dennis Saletta
                                           Title: Vice President


                                   LENDERS:

                                        THE FIRST NATIONAL BANK OF
                                        CHICAGO


                                        By: Dennis Saletta
                                           --------------------------------
                                           Name:  Dennis Saletta
                                           Title: Vice President


                                        CAISSE NATIONALE DE CREDIT
                                        AGRICOLE


                                        By: David Bouhl
                                           --------------------------------
                                           Name:  David Bouhl, FVP
                                           Title: Head of Corporate
                                                  Banking, Chicago

                                        FLEET NATIONAL BANK (f/k/a
                                        Fleet Bank of Massachusetts, N.A.)


                                        By: Bret Bokelkamp
                                           -------------------------------
                                            Name:  Bret Bokelkamp
                                            Title: Vice President


                                        THE DAIWA BANK, LIMITED
                                        By:  Sumitomo Bank


                                        By: Jun Okuda
                                           -------------------------------
                                            Name:  Jun Okuda
                                            Title: Attorney-In-Fact


                                        NORWEST BANK IOWA, NATIONAL
                                        ASSOCIATION


                                        By: Robert A. Lawler
                                           -------------------------------
                                            Name:  Robert A.Lawler
                                            Title: Vice President


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